             SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.




                          FORM 8-K

                       CURRENT REPORT




           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934



      Date or Report (Date of earliest event reported)
                     September 24, 1998



                       EEX CORPORATION
   (Exact name of Registrant as specified in its charter)


    Texas                 1-12905            75-2421863
(State or other         (Commission       (I.R.S. Employer
jurisdiction of         File Number)      Identification No.)
incorporation)



2500 CityWest Boulevard, Suite 1400, Houston, Texas    77042
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including Area Code  (713)243-3100

ITEM 5.   Other Events

Set forth below in its entirety is a News Release issued by EEX Corporation on September 24, 1998:




EEX SHAREHOLDERS TO VOTE ON ONE-FOR-THREE REVERSE SPLIT

      HOUSTON,  TEXAS (September 24, 1998) -- The  Board  of

Directors  of  EEX Corporation (NYSE: EEX) has  scheduled  a special meeting of shareholders for December 8, 1998 to vote on a one-for-three reverse split of the Company's issued and outstanding  common stock.  EEX presently has  approximately

127 million shares outstanding.

       "Following  the  reverse  split,  our  stock   price,

currently in the $5.00 range, and shares outstanding will be more  aligned with our peers in the independent  exploration and  production  sector.  The effect of  the  reverse  split should  make our common shares more attractively  priced  to the  financial community," said Tom Hamilton,  Chairman  and

President,  Chief  Executive  Officer.   "Not  only  will  a

reverse  split lower trading costs for the investing public,

it  will  reduce  administrative  costs  for  the  Company,"

Hamilton added.

      The  record date for determining holders of EEX common

shares  entitled  to  vote at the special  meeting  will  be

October  19,  1998.   Under  the  proposed  reverse   split,

shareholders  will  receive cash in lieu of  any  fractional shares.

     EEX  Corporation is an oil and natural gas  exploration

and production company with activities currently focused  in

Texas, the Gulf of Mexico and Indonesia.



This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although EEX believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political developments in foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the timing and extent of success in discovering, developing and producing or acquiring oil and gas reserves, and conditions of the capital and equity markets during the periods covered by the forward-looking statements. EEX's periodic reports filed with the Securities and Exchange Commission include a discussion of important factors that could cause actual results to differ materially from those indicated in forward-looking statements.

     For additional information, call 1-888-EEX-NEWS, or visit our Website at http://www.eex.com

                         SIGNATURE

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     EEX Corporation

                                  By: /s/ T. E. Coats
                                      -------------------
                                      T. E. Coats
                                      Vice President and
                                      Controller



Date:     September 29, 1998